Exhibit 99.2

News Release

FOR IMMEDIATE RELEASE

Contacts:	Media Relations: Sheri Woodruff 610-893-9555 Office 609-933-9243 Mobile swoodruff@tycoelectronics.com	Investor Relations: John Roselli 610-893-9559 Office john.roselli@tycoelectronics.com Keith Kolstrom 610-893-9551 Office keith.kolstrom@tycoelectronics.com

TYCO ELECTRONICS HOSTS INVESTOR MEETING;

FISCAL FIRST QUARTER RESULTS EXPECTED TO BE AT HIGH END OF PRIOR OUTLOOK RANGE

SCHAFFHAUSEN, Switzerland — Dec. 8, 2009 — Tyco Electronics Ltd. (NYSE: TEL) is hosting an investor meeting today in New York City to update investors on the company and its strategic priorities, growth initiatives, and financial performance.  The program will include presentations from Tyco Electronics’ Chief Executive Officer Tom Lynch, as well as members of the company’s senior management team.  The event, which runs from 8:00 a.m. Eastern Standard Time (EST) to approximately noon, is being held at the Jumeirah Essex House, 160 Central Park South (between 6th and 7th Avenues) in New York City.  A live webcast of the event, including slide presentation, is available at Tyco Electronics’ website: http://investors.tycoelectronics.com.  A replay of the presentations will be available at the same website beginning within 24 hours after the conclusion of the investor meeting and ending at 11:59 p.m. EST on Jan. 8, 2010.

During the meeting, Tyco Electronics will announce that first fiscal quarter sales, adjusted operating income and adjusted EPS from continuing operations are tracking toward the high end of the outlook range provided on Nov. 4, 2009 — as highlighted below.  The improvement versus the prior outlook is primarily driven by additional strength in the company’s Electronic Components segment.

Q1 Outlook
($ in millions, except per share amounts)	Nov. 4, 2009
Sales	$2,700 to $2,800

GAAP Operating Income	$190 to $220

Restructuring and Other Charges	$(60)

Adjusted Operating Income	$250 to $280

GAAP Earnings Per Share	$0.25 to $0.29

Adjusted EPS from Continuing Operations	$0.35 to $0.39

ABOUT TYCO ELECTRONICS

Tyco Electronics Ltd. is a leading global provider of engineered electronic components, network solutions, specialty products and undersea telecommunication systems, with fiscal 2009 sales of US$10.3 billion to customers in more than 150 countries. We design, manufacture and market products for customers in a broad array of industries including automotive; data communication systems and consumer electronics; telecommunications; aerospace, defense and marine; medical; energy; and lighting. With approximately 7,000 engineers and worldwide manufacturing, sales and customer service capabilities, Tyco Electronics’ commitment is our customers’ advantage. More information on Tyco Electronics can be found at http://www.tycoelectronics.com/.

NON-GAAP MEASURES

“Adjusted Operating Income” and “Adjusted Earnings Per Share (EPS)” are non-GAAP measures and should not be considered replacements for GAAP results.

The company has presented its operating income before unusual items including restructuring charges (“Adjusted Operating Income”).  The company utilizes Adjusted Operating Income to assess segment level core operating performance and to provide insight to management in evaluating segment operating plan execution and underlying market conditions.  It is also a significant component in the company’s incentive compensation plans. Adjusted Operating Income is a useful measure for investors because it provides additional information about the company’s underlying operating results, trends and the comparability of these results between periods.  The difference between Adjusted Operating Income and operating income (the most comparable GAAP measure) consists of the impact of charges related to restructuring that may mask the underlying operating results and/or business trends.  The limitation of this measure is that it excludes the financial impact of items that would otherwise either increase or decrease the company’s reported operating income. This limitation is best addressed by using Adjusted Operating Income in combination with operating income (the most comparable GAAP measure) in order to better understand the amounts, character and impact of any increase or decrease on reported results.

The company has presented adjusted diluted earnings per share, which is diluted earnings per share from continuing operations before unusual items, including charges related to restructuring (“Adjusted Earnings Per Share”). The company presents Adjusted Earnings Per Share because it believes that it is appropriate for investors to consider results excluding these items in addition to its results in accordance with GAAP. The company believes such a measure provides a picture of its results that is more comparable among periods since it excludes the impact of unusual items, which may recur occasionally, but tend to be irregular as to timing, thereby making comparisons between periods more difficult. The limitation of this measure is that it excludes the financial impact of items that would otherwise increase or decrease the company’s reported diluted earnings per share from continuing operations. This limitation is best addressed by using Adjusted Earnings Per Share in combination with diluted earnings per share from continuing operations (the most comparable GAAP measure) in order to better understand the amounts, character and impact of any increase or decrease on reported results.

Because the company does not predict the amount and timing of unusual items that might occur in the future, and its forecasts are developed at a level of detail different than that used to prepare GAAP-based financial measures, the company does not provide reconciliations to GAAP of its forward-looking financial measures.

FORWARD-LOOKING STATEMENTS

This release contains certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks, uncertainty and changes in circumstances, which may cause actual results, performance, financial condition or achievements to differ materially from anticipated results, performance, financial condition or achievements. All statements contained herein that are not clearly historical in nature are forward-looking and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. Tyco Electronics has no intention and is under no obligation to update or alter (and expressly disclaims any such intention or obligation to do so) its forward-looking statements whether as a result of new information, future events or otherwise, except to the extent required by law.  The forward-looking statements in this release include statements addressing our future financial condition and operating results.  Examples of factors that could cause actual results to differ materially from those described in the forward-looking statements include, among others, business, economic, competitive and regulatory risks, such as developments in the credit markets; conditions affecting demand for products, particularly the automotive industry and the telecommunications, computer and consumer electronics industries; future goodwill impairment; competition and pricing pressure; fluctuations in foreign currency exchange rates and commodity prices; political, economic and military instability in countries in which we operate; compliance with current and future environmental and other laws and regulations; and the possible effects on us of changes in tax laws, tax treaties and other legislation. More detailed information about these and other factors is set forth in Tyco Electronics’ Annual Report on Form 10-K for the fiscal year ended Sept. 25, 2009, as well as in Tyco Electronics’ Current Reports on Form 8-K and other reports filed by Tyco Electronics with the Securities and Exchange Commission.

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